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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                         CONTACT:
                                                              John G. Lewis, CFO
(XATA LOGO)                                                   XATA Corporation
                                                              952-707-5600

                XATA ANNOUNCES NEW PRODUCT DISTRIBUTION AGREEMENT

    MAJOR TRUCK LEASING COMPANY TO DISTRIBUTE XATANET FLEET MANAGEMENT SYSTEM

MINNEAPOLIS, APR. 10, 2003 -- XATA Corporation (Nasdaq/SC: XATA), the leader in fleet management solutions for the commercial trucking industry, today announced that it has entered into an agreement with a major truck leasing company for its XATANET web-based fleet management solution. Under the new arrangement, the leasing company will offer XATANET to its lease customers throughout North America. XATA expects to formally launch the program in early summer this year and to release more specific details about the arrangement then. Financial terms were not disclosed.

"We are excited to expand our product distribution network through this important agreement," commented Craig Fawcett, president and CEO for XATA. "Our new partner is a leader in the truck leasing industry, and their interest in offering our XATANET system to their customers is a tremendous opportunity for our company."

XATANET is a comprehensive suite of Web-based fleet management applications, including streamlined fuel tax reporting, DOT driver logs, vehicle location tracking, route mapping, vehicle diagnostics and alerts, two-way driver messaging, accident analysis, and operational profile reporting. When combined with satellite communications, XATANET enables fleet managers to manage their vehicles anywhere in North America.

About XATA

A pioneer in fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining onboard computing, fleet management software, global positioning and wireless communications to deliver an enterprise-wide fleet management solution. With a relentless commitment to quality, XATA provides its customers with the tools and services to optimize the utilization of their vehicles and drivers, resulting in increased fleet productivity, decreased operational costs, improved customer service - and a rapid return on investment. XATA's products are in use in 30,000 vehicles at over 1,000 fleet locations across North America. For more information, visit www.xata.com or call 1-800-745-9282.


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